Exhibit 99.1

Spirit AeroSystems announces CEO transition

WICHITA, Kan., June 8, 2016 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] announced today that Larry Lawson, its President and CEO, has informed its Board of Directors of his decision to retire on July 31, 2016. Lawson joined Spirit in 2013 and is credited with transforming the company’s performance through operational excellence, organizational realignment, talent development and business fundamentals.

“Larry Lawson has been a tremendous leader for Spirit. Under Larry’s leadership the company’s financial health has greatly improved, as has its operational performance,” said Bob Johnson, Spirit Board Chairman. “Larry has been the catalyst that enabled Spirit to stabilize critical maturing programs, divest non-profitable business jet programs, transform operations across the enterprise, build a great team and win new business which has solidified the foundation for future growth.”

Spirit’s Board of Directors also announced that Chief Operating Officer Tom Gentile will take over as Spirit President and CEO following Lawson’s retirement, and will transition into the new role over the next several weeks.

“The Board carefully considered the leadership skills and attributes needed as Spirit continues to evolve and grow,” Johnson said. “We are delighted to have someone of Tom’s caliber, with a strong history at GE, proven operational success in deeply technical domains, great relationship building skills and the ability to adapt across industries. Tom will be instrumental in architecting our future.”

“Tom and I have worked in tandem since his arrival at Spirit as he has been absorbing the details of our business, and I am confident he is the right leader for the future of this enterprise,” Lawson said.

Gentile joined Spirit earlier this year, assuming responsibility and oversight of all Spirit programs as well as all aspects of engineering, operations and business development. Prior to joining Spirit, Gentile spent two decades in leadership roles at GE, including President and CEO of GE Aviation Services and President and CEO of GE Healthcare Systems. Gentile will continue to work closely with Lawson over the next several weeks to ensure a smooth transition.

“I am thrilled to have the opportunity to lead this company and its incredible employees,” Gentile said. “I’ve spent the last couple of months deeply embedded in the business—visiting the sites, meeting the teams, and assessing Spirit’s expertise, capabilities and opportunities for growth. The more I learn, the more excited I am about our future.”

On the web: www.spiritaero.com
On Twitter: @SpiritAero

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Media:	Jarrod Bartlett
(316) 523-5649
jarrod.s.bartlett@spiritaero.com

Investors:	Ghassan Awwad
(316) 523-7040
ghassan.s.awwad@spiritaero.com

About Spirit AeroSystems Inc.

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company’s core products include fuselages, pylons, nacelles and wing components for the world’s premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.spiritaero.com.